Mohawk Group Reports Strong Preliminary First Quarter Net Revenue Between $25.0 Million & $26.0 Million, An Approximate 43% Growth Vs Prior Year

April 9, 2020

NEW YORK, April 09, 2020 (GLOBE NEWSWIRE) -- Mohawk Group Holdings, Inc. (NASDAQ: MWK), the tech-enabled e-commerce consumer products company, today announced preliminary net revenue results for the first quarter ended March 31, 2020 driven by stronger demand from Amazon customers, as the Company continues to manage a highly challenging and uncertain business environment arising from the pandemic.

The Company expects first quarter 2020 net revenue in the range of $25.0 to $26.0 million, an increase of approximately 40.4% to 46.0% compared with the first quarter of 2019. The Company expects to report finalized first quarter 2020 results and hold a conference call in early May 2020.

“As the COVID-19 pandemic affects everyone around the globe, our thoughts are with the healthcare professionals, first responders and the retail workers who are in the frontlines,” said Yaniv Sarig, Co-Founder and Chief Executive Officer of Mohawk Group. “I am grateful for all of our team members and our business partners who have executed at a high level for us during these unprecedented times. In particular, our logistics network has implemented the appropriate protective measures and is currently operating with limited disruptions so that we can quickly get customers the products they need.”

BUSINESS UPDATE

Mohawk Group has seen a significant increase in demand across most product categories that are now harder to purchase offline due to retail closures and also thanks to the Company having its own fulfillment infrastructure. In particular, the Company has seen even stronger acceleration on certain products such as freezers, mini fridges, air purifiers, portable washing machines, home office furniture, hair trimmers and others. As an example, search volume for freezers has increased by nearly 140% in March 2020 compared to March 2019, with over 15 million unique searches across Amazon. Mini-fridge search volume has also increased by more than 25%, to nearly 33 million, while humidifiers and beverage coolers have also seen increased demand. The Company expects to continue to leverage its proprietary AIMEE software ideation platform to monitor product search trends to identify what consumers may need in the months to come.

About Mohawk Group Holdings, Inc.

Mohawk Group Holdings, Inc. and subsidiaries (“Mohawk”) is a rapidly growing technology-enabled e-commerce consumer products company that uses machine learning, natural language processing, and data analytics to design, develop, market and sell products. Mohawk predominantly operates through online retail channels such as Amazon, and Walmart. Mohawk has incubated and grouped four owned and operated brands: hOmeLabs, Vremi, Xtava and RIF6. Mohawk sells products in multiple categories, including home and kitchen appliances, kitchenware, environmental appliances (i.e., dehumidifiers and air conditioners), beauty-related products and, to a lesser extent, consumer electronics. Mohawk was founded on the premise that if a company selling consumer packaged goods was founded today, it would apply artificial intelligence and machine learning, the synthesis of massive quantities of data and the use of social proof to validate high caliber product offerings as opposed to over-reliance on brand value and other traditional marketing tactics.

Forward Looking Statements

All statements other than statements of historical fact included in this press release that address activities, events, or developments that we expect, believe, or anticipate will or may occur in the future are forward-looking statements, including the statements pertaining to our expected first quarter 2020 net revenue which is subject to review by our external auditors in connection with the filing of our Form 10-Q for the period ended March 31, 2020, and AIMEE’s ability to identify search trends for new products and the Company’s ability to bring those product opportunities to market successfully.

Forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

A list and description of risks, uncertainties and other factors that could cause or contribute to differences in our results include risks related to the completion of the customary quarterly financial statement review procedures, general economic and market factors, and specific risks related to global economic and marketplace uncertainties related to the COVID-19 pandemic, among others discussed in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We qualify all of our forward-looking statements by these cautionary statements.

Media Contact Jessica Liddell ICR

203-682-8200

MohawkPR@icrinc.com

Investor Contacts:

Ilya Grozovsky, Mohawk Group

ilya@mohawkgp.com 917-905-1699

Brendon Frey, ICR brendon.frey@icrinc.com 203-682-8200